Exhibit 10.3

Edwards Lifesciences Corporation
Long-Term Stock Incentive Compensation Program
Global Nonqualified Stock Option Award Agreement

THIS AGREEMENT, including any appendix for the Participant’s country (the “Non-U.S. Countries Additional Terms Appendix”), the appendix containing additional defined terms (the “Additional Defined Terms Appendix” and, together with the Non-U.S. Countries Additional Terms Appendix, the “Appendices”) and the Participant Stock Option Statement attached to the front of this agreement (the “Statement”), sets forth the terms and conditions of the nonqualified stock option (the “Option”) granted by Edwards Lifesciences Corporation, a Delaware corporation (the “Company”), to the Participant named on the Statement, pursuant to the provisions of the Company’s Long-Term Stock Incentive Compensation Program (the “Program”). This agreement, the Appendices and the Statement shall be considered one agreement and are referred to herein as the “Agreement.”
The Program provides additional terms and conditions governing the Option and is incorporated herein by reference. If there is any inconsistency between the terms of this Agreement and the terms of the Program, the Program’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Program, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1.Grant of Stock Option. Effective as of the Date of Grant set forth on the Statement, the Company grants to the Participant an Option to purchase the number of Shares set forth on the Statement, at the stated Option Price set forth on the Statement, which is one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant, in the manner and subject to the terms and conditions of the Program and this Agreement.
The grant of this Option to the Participant shall not confer any right to such Participant (or any other Participant) to be granted any Option or other Awards in the future under the Program.
2.Exercise of Stock Option. Except as may otherwise be provided in Sections 3 and 4 below, the Participant may only exercise this Option according to the vesting schedule set forth on the Statement, provided the Participant continues to be employed by the Company or one of its Subsidiaries through the applicable vesting date. No exercise may occur subsequent to the close of business on (i) the Date of Expiration (as set forth on the Statement) or (ii) such earlier date of the expiration of the Option as set forth in Section 3.
The number of Shares for which this Option becomes vested and exercisable pursuant to this Section 2 shall be rounded down to the next whole number in the event that the use of the percentages set forth on the Statement results in the Option being exercisable with respect to a fractional Share. In addition, the Option may be exercised in whole or in part, but not for less than fifty (50) Shares at any one time, unless fewer than fifty (50) Shares then remain subject to the Option, and the Option is then being exercised as to all such remaining Shares.
3.Termination of Employment:

(a)
By Death or Disability: All unvested Shares under this Option shall immediately vest and become exercisable as of the Participant’s date of termination by death or Disability. Shares under this Option that vest and become exercisable in accordance with this Section 3(a) or that are already vested and exercisable as of the Participant’s date of termination by reason of death or Disability, may be purchased only until the earlier of: (i) the Date of Expiration of this Option; or (ii) the first (1st) anniversary of the Participant’s date of termination by reason of death or Disability.

(b)
By Retirement: Subject to Section 4, all unvested Shares under this Option shall immediately terminate and be forfeited to the Company as of the date of the Participant’s termination of employment by Retirement. All Shares under this Option that are vested as of the Participant’s date of termination by Retirement may be purchased only until the earlier of: (i) the Date of Expiration of this Option; or (ii) the fifth (5th) anniversary of the Participant’s date of Retirement.

(c)
For Cause: If the Participant’s employment is terminated for Cause (as defined in the Additional Defined Terms Appendix), all vested and unvested Shares under this Option shall terminate as of the Participant’s date of termination of employment and shall be forfeited to the Company.

(d)
For Other Reasons: Subject to Section 4, all unvested Shares under this Option shall immediately terminate and be forfeited to the Company as of the date of the Participant’s termination of employment for any reason other than the reasons set forth in Section 3(a) above. Shares under this Option that are vested and exercisable as of the date of an employment termination for any reason other than those reasons set forth in Sections 3(a), 3(b) or 3(c) above may be purchased until the earlier of: (i) the Date of Expiration of this Option; or (ii) the ninetieth (90th) day following the date of the Participant’s employment termination.

(e)
Transfer: For the purposes of this Agreement, a transfer of the Participant’s employment between the Company and any Subsidiary (or between Subsidiaries) shall not be deemed a termination of employment.

(f)
Death or Disability Following Termination of Employment. If the Participant dies or incurs a Disability after termination of employment but before this option otherwise expires in accordance with Sections 3(a), (b) or (d) above, then to the extent that this Option is still exercisable on the date of death or Disability, Shares may be purchased hereunder until the earlier of: (i) the first (1st) anniversary of the Participant’s date of death or Disability (or, if later, in the case of death or Disability following termination by reason of Retirement, the fifth (5th) anniversary of such termination) or (ii) the Date of Expiration of this Option. Except in the case of death or Disability following termination by reason of Retirement, this Option shall not be exercisable for more Shares than it was immediately before the date of death or Disability.

4.Change in Control.

(a)
Possible Acceleration on Certain Terminations: The following provisions of this Section 4(a) apply notwithstanding anything to the contrary in this Agreement or in the Program, but only to the event that Section 4(b) does not apply in the circumstances. In the event that, at any time during the Protected Period, the Participant ceases to be employed by the Company or one of its Subsidiaries and such termination is the result of a termination of employment either by the Company or such Subsidiary without Cause or by the Participant for Good Reason, this Option, to the extent then outstanding and unvested, shall immediately vest and become exercisable in full for the applicable timeframe set forth in Section 3; provided, however, that to the extent such a termination of the Participant’s employment occurs prior to a Change in Control, this Option shall:

(i)
remain outstanding and unvested for a period of six (6) months following such termination of employment (or, if less, until the Date of Expiration of this Option) and, should a Change in Control occur during such period of time, vest and become exercisable in full upon the Change in Control for the applicable timeframe specified in Section 3 above as if the date of the Change in Control was the date of the Participant’s termination of employment; and

(ii)	terminate and be forfeited at the end of such six-month period should no Change in Control occur during such period (or, if earlier, on the Date of Expiration of this Option).

(b)
Possible Acceleration on Certain Terminations - CIC Agreement: In the event that the Participant ceases to be employed by the Company or one of its Subsidiaries and, at the time of such cessation of employment, the Participant is a party to a CIC Agreement, the extent (if any) to which this Option, to the extent then outstanding and unvested, would become vested in connection with such cessation of employment shall be determined in accordance with and subject to the terms and conditions of such CIC Agreement.

(c)
Possible Acceleration and Early Termination on Change in Control: Article 13 of the Plan provides, in general, that in connection with certain Change in Control events the Company may provide for either the assumption and continuation of the Option or for the termination of the Option. The

Option remains subject to termination pursuant to Article 13 of the Plan even if such termination occurs earlier than the Date of Expiration or any other termination date otherwise provided for in this Agreement. If the Option is to be terminated pursuant to Article 13 of the Plan, however, the outstanding and otherwise unvested portion of the Option will vest to the extent provided by Article 13 of the Plan.

(d)	Definitions: For the purposes of this Agreement and notwithstanding anything to the contrary in the Program, the following definitions will apply:

(i)
"CIC Agreement" means a Change in Control Severance Agreement (or any similar or successor written agreement) between the Participant and the Company that provides for the accelerated vesting (or all or a portion) of the equity awards granted by the Company to the Participant (to the extent then outstanding and otherwise unvested) in connection with certain terminations of the Participant's employment and which, by its terms, would apply to the Option (subject to any applicable release or other conditions on such accelerated vesting as set forth in such agreement).

(ii)	The terms “Cause”, “Change in Control”, “Good Reason”, and “Protected Period” have the respective meanings ascribed to such terms in the Additional Defined Terms Appendix.

5.Notice of Termination. Any termination of the Participant’s employment by the Company for Cause or by the Participant for Good Reason shall be communicated by a written notice to the other party indicating the specific termination provision in this Agreement relied upon, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

6.Restrictions on Transfer. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, this Option shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

7.Recapitalization. In the event there is any change in the Company’s Shares through the declaration of stock dividends or through recapitalization resulting in stock split-ups or through merger, consolidation, exchange of Shares, or otherwise, the number and class of Shares subject to this Option, as well as the Option Price, shall be equitably adjusted by the Committee, in the manner determined in its sole discretion, to prevent dilution or enlargement of rights.

8.Procedure for Exercise of Option. This Option may be exercised any time prior to its expiration or forfeiture in accordance with the exercise procedures established by the Committee. Payment of the Option Price may be made by any of the methods set forth in Section 6.6 of the Plan, except that if the Participant resides outside the U.S., he or she may not pay the Option Price by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price and may be subject to other restrictions set forth in the Non-U.S. Countries Additional Terms Appendix.

9.Responsibility for Taxes. Regardless of any action the Company or the Participant’s employer (if different) (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Program that are legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax and/or social security contributions in more than one jurisdiction between the Date of Grant and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer

(or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, at their sole discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to him or her by the Company and/or the Employer; or (ii) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) subject to any insider trading policies implemented by the Company and applicable to the Participant and to the insider trading rules set forth under Section 10(b) and Rule 10b-5 of the U.S. Securities Exchange Act of 1934; or (iii) withholding in Shares to be issued upon exercise of the Option. In the event any Tax-Related Items are recovered by withholding in Shares, to avoid negative accounting treatment, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Program. In the event Tax-Related Items are recovered by any of the other methods described in this Section 9, the Company or the Employer may withhold or account for Tax-Related Items by considering maximum applicable rates.
Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Program or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of the Shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
10.Beneficiary Designation. This Section 10 applies only if the Participant resides in the U.S. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when completed by the Participant in accordance with any instructions provided by the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

11.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company until the Option is exercised and the Participant has obtained an ownership interest in the Shares.

12.Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Employer, nor shall this Agreement interfere in any way with the Employer’s right to terminate the Participant’s employment at any time with or without cause.

13.Miscellaneous.

(a)
This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Program, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Program. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the exercise of this Option, as it may deem advisable for regulatory compliance, including, without limitation, restrictions under applicable U.S. federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any state or foreign securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Program and this Agreement, all of which shall be binding upon the Participant.

(b)
The Board may terminate, suspend, amend, or modify the Program and the Committee may amend this Option at anytime; provided, however, that except for the Company’s right to cash out this Option under certain circumstances pursuant to Section 6.10 of the Program, no such termination, amendment, suspension or modification of the Program or amendment of this Option may in any material way adversely affect the Participant’s rights under this Agreement, without the express consent of the Participant.

(c)	The Participant agrees to take all steps necessary to comply with all applicable provisions of U.S. federal, state and foreign securities law in exercising his or her rights under this Agreement.

(d)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)
All obligations of the Company under the Program and this Agreement, with respect to this Option, shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.Nature of Grant. In accepting the Option, the Participant acknowledges, understands and agrees that:

(a)	the Program is established voluntarily by the Company and is discretionary in nature;

(b)
the grant of the Option by the Company is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)	the Participant is voluntarily participating in the Program;

(e)	the Option and any Shares acquired under the Program are not part of normal or expected compensation or salary;

(f)
unless otherwise agreed with the Company, the Option and any Shares acquired under the Program, and the income and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or affiliate of the Company;

(g)
the Option grant and the Participant’s participation in the Program shall not be interpreted to form an employment contract or relationship with the Company or the Employer or any Subsidiary or affiliate of the Company;

(h)	the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i)	if the underlying Shares do not increase in value, the Option will have no value;

(j)
for purposes of the Option, the Participant’s employment will be considered terminated as of the date the Participant is no longer actively providing services to the Company or the Employer (regardless of the reason for such termination and whether or not later found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise provided in this Agreement or decided by the Committee, the Participant’s right to vest in the Option under the Program, if any, will terminate effective as of such date and the Participant’s right to exercise the Option after such date, if any, will be as set forth in Section 3 above and measured from such date, and such rights to vest in and exercise the Option will not be extended by any notice period (e.g., active employment would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); furthermore, the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option;

(k)	for Participants who reside outside the U.S., the following additional provisions shall apply:

(i)	the Option and any Shares acquired under the Program are not intended to replace any pension rights or compensation;

(ii)	the Option and the Shares acquired under the Program are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and are outside the scope of Participant’s employment agreement, if any; such items shall not be included in or part of any calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(iii)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Participant’s employment by the Company or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim and releases the Company and the Employer from any such claim if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Program, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(iv)
the Participant acknowledges and agrees that neither the Company, the Employer or any Subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the Option or the subsequent sale of any Shares acquired upon exercise of the Option.

15.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Program, or his or her acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Program before taking any action related to the Program.

16.Data Privacy Notice and Consent. This Section 16 applies if the Participant resides outside the U.S. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials, by and among, as applicable, the Employer, the Company and any Subsidiary or affiliate of the Company, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Program.
The Participant understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification numbers, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Program (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Program (presently or in the future), that these recipients may be located in Participant’s country or elsewhere (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.
The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Program, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares received upon exercise of the Option. The Participant understands that he or she is providing the consents herein on a purely voluntary basis. The Participant further understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Program. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Program, but will not adversely affect his or her employment status or service or career with the Employer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact the Company’s human resources representative.
17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Dispute Resolution. The Participant shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration.  If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the rules and under the administration of the American Arbitration Association.

19.Governing Law and Venue. To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, U.S.A. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option, the Program or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.

20.Language. If Participant has received this Agreement or any other document related to the Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Program through an online or electronic system established and maintained by the Company or a third party designated by the Company.

22.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country of residence (if different), which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the United States and the Participant’s country of residence).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

23.Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Program, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant reports such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his or her personal legal advisor on this matter.

24.Non-U.S. Countries Additional Terms Appendix. Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms and conditions for the Participant’s country set forth in the Non-U.S. Countries Additional Terms Appendix. Moreover, if the Participant relocates to one of the countries included in the Non-U.S. Countries Additional Terms Appendix, the special terms and conditions for such country shall apply to the Participant, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate administration of the Program.

25.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Program, on the Option and on any Shares acquired under the Option, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Program, and to require the Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.

27.Benefit Limit. Notwithstanding anything else contained herein or in the Program to the contrary, in the event that any payments or benefits to which the Participant becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Participant receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Participant the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided the Participant under this Agreement (or on any other payments or benefits to which the Participant may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his or her employment with the Company).
Should a reduction in benefits be required to satisfy the benefit limit of this Section 27, then the portion of any parachute payment otherwise payable in cash to the Participant shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Participant’s options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made.
In the event there is any disagreement between the Participant and the Company as to whether one or more payments or benefits to which the Participant becomes entitled constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:

(a)
In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(b)
In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent auditors selected and paid for by the Company.  The resolution reached by the independent auditors will be final and controlling; provided, however, that if in the judgment of the independent auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the independent auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling.  All expenses incurred in connection with the preparation and submission of the ruling request shall be paid by the Company.

(c)
In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the independent auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be paid by the Company.

28.Compliance with Code Section 409A. This Section 28 applies only to the extent that the Participant is a U.S. taxpayer. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. This Agreement may be amended at any time, without the consent of any party, to avoid the application of Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or Option granted under the Agreement, and neither the Company nor any of its Subsidiaries or affiliates shall under any circumstances have any liability to any Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A.

* * * *
By the Participant’s electronic acceptance of the Agreement and participation in the Program, the Participant agrees that this Option is granted under and governed by the terms and conditions of the Program and this Agreement, including the Appendices and the Statement.

NON-U.S. COUNTRIES ADDITIONAL TERMS APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF THE
EDWARDS LIFESCIENCES CORPORATION
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT
Terms and Conditions
This Non-U.S. Countries Additional Terms Appendix includes additional terms and conditions that govern the Option granted to the Participant under the Program if the Participant resides in one of the non-U.S. countries listed below. Certain capitalized terms used but not defined in this Non-U.S. Countries Additional Terms Appendix have the meanings set forth in the Program and/or the Agreement.
Notifications
This Non-U.S. Countries Additional Terms Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Program. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Non-U.S. Countries Additional Terms Appendix as the only source of information relating to the consequences of his or her participation in the Program because the information may be out of date at the time that the Participant exercises the Option or sell Shares acquired under the Program.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, the Participant understands that if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
AUSTRIA
Notifications
Exchange Control Notification. If the Participant holds Shares purchased under the Program outside of Austria (e.g., in a U.S. brokerage account), a reporting obligation to the Austrian National Bank will apply. An exemption applies if the value of the securities held outside Austria as of December 31 does not exceed €5,000,000 or the value of the securities as of any quarter does not exceed €30,000,000. If the former threshold is exceeded, the annual reporting obligations are imposed, whereas if the latter threshold is exceeded, then quarterly reports must be submitted. The annual reporting date is December 31; the deadline for filing the annual report is January 31 of the following year. If the quarterly reporting is required, the reports must be filed on or before the 15th day of the month following the last day of the quarter.
If the Participant holds cash (e.g., dividends or proceeds from the sale of Shares) outside of Austria (e.g., in a U.S. brokerage or bank account), he or she will be subject to monthly reporting if the transaction value of all cash accounts abroad is €3,000,000 or greater. In this case, transfers of cash into or out of the cash accounts and the balance of such accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”

BELGIUM
Terms and Conditions
Taxation of Option. Please be advised that if the Participant does not accept the Option within 60 days after the offer date, the Participant will not be subject to tax on the Option. However, the Participant’s option will be cancelled and he or she will not be entitled to any benefits from the Option.
Notifications
Tax Compliance. The Participant is required to report any taxable income attributable to the Option on his or her annual tax return.
Foreign Asset and Account Reporting. The Participant is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return. In a separate report, the Participant is required to report to the National Bank of Belgium any bank accounts opened and maintained outside Belgium.
BRAZIL
Terms and Conditions
Compliance with Law. By accepting the Option, the Participant agrees to comply with applicable Brazilian laws and to report and pay any and all Tax-Related Items associated with the vesting of the Option, the exercise of the Option and the sale of Shares obtained pursuant to the Option.
Labor Law Acknowledgment. By accepting the Option, the Participant agrees that he or she is (i) making an investment decision, (ii) the Shares will be issued to the Participant only if the vesting conditions are met and the Option is exercised by the Participant, and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.
Notifications
Foreign Asset and Account Reporting. If the Participant holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, then the Participant will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including Shares acquired under the Program. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.
CANADA
Terms and Conditions
Termination of Employment. This provision supplements Section 14(j) of the Agreement.
In the event of termination of his or her employment (regardless of the reason for such termination and whether or not later found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any), the Participant’s right to receive any Option and vest under the Program, if any, will terminate effective as of (1) the date the Participant is no longer actively employed by the Company or the Employer, or at the discretion of the Committee, (2) the date the Participant receives notice of termination of employment from the Employer if earlier than (1), regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). The Participant’s right, if any, to acquire Shares pursuant to an Option after termination of employment will be measured by the date of termination of the his or her active employment and will not be extended by any notice period mandated under the employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any; the Company shall have the exclusive discretion to determine when the Participant is no longer employed for purposes of the Option.
Data Privacy. The following provision will apply if the Participant is a resident of Quebec and supplements Section 16 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Program. The Participant further authorizes the Company and any Subsidiary or affiliate and the Program administrator to disclose and discuss the Program with their advisors. The Participant further authorizes the Employer to record such information and to keep such information in the Participant’s employee file.
French Language Provision. The following provision will apply if the Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.
Notification
Securities Law Notice. The Participant is permitted to sell Shares acquired through the Program through the designated broker appointed under the Program, if any, provided the resale of Shares acquired under the Program takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Company’s Shares are currently listed on the New York Stock Exchange.
CHINA
Terms and Conditions
Exercise. The following supplements Section 8 of the Agreement:
Due to regulatory requirements in the PRC, the Participant will be required to exercise the Option using the cashless sell-all exercise method pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less any broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations and provided any liability for Tax-Related Items resulting from the exercise has been satisfied. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares pursuant to the cashless sell-all exercise method at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.
Termination of Employment. The following supplements Section 3 of the Agreement:
Due to exchange control laws in the PRC, in no event can any exercise period following termination of employment exceed six months from the date of termination. Therefore, notwithstanding Sections 3(a), (b) and (f) of the Agreement, in the event of the Participant’s termination of employment due to death or Disability, Retirement or if the Participant dies or incurs a Disability after termination of employment but before the Option expires in accordance with Section 3(a), (b) or (d), any Option that is vested under the terms of Section 3(a), (b) and (f) may be exercised to purchase Shares until the earlier of: (i) the Date of Expiration of the Option; or (ii) the six month anniversary of the Participant’s date of termination by reason of death, Disability or Retirement or date of death or Disability following termination of employment.
Exchange Control Requirements. Due to exchange control laws in the PRC, if the Participant is a PRC national, he or she will be required to repatriate the proceeds from the cashless sell-all exercise to the PRC. The Participant understands and agrees that such cash proceeds may need to be repatriated to the PRC through a special exchange control account established by the Company, a Subsidiary, or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of Shares may be transferred to such special account prior to being delivered to him or her.
The Participant further understands and agrees that there will be a delay between the date the Shares are sold and the date the cash proceeds are distributed to him or her. The Participant also understands and agrees that the Company is not responsible for any currency fluctuation that may occur between the date the Shares are sold and the date the cash proceeds are received by the Participant.
The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.
Notifications
Foreign Asset and Account Reporting. The Participant may be required to report to the State Administration of Foreign Exchange all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents. The Participant should consult with his or her personal advisor in order to ensure compliance with applicable reporting requirements.
COLOMBIA
Terms and Conditions
Labor Law Acknowledgment. This provision supplements the acknowledgment contained in Section 14 of the Agreement:
The Participant acknowledges that, pursuant to Article 128 of the Colombian Labor Code, the Program and related benefits do not constitute a component of his or her “salary” for any legal purpose.
CZECH REPUBLIC
Notifications
Exchange Control Information. The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the purchase of Shares and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, the Participant should consult his or her personal legal advisor prior to the exercise of the Option and the sale of Shares to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.
DENMARK
Terms and Conditions
Nature of Grant. This provision supplements Section 14 of the Agreement:
By accepting the Option, the Participant acknowledges, understands, and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.
Notifications
Exchange Control and Tax Notification. The Participant may hold Shares acquired under the Program in a safety-deposit account (e.g., a brokerage account) either with a Danish bank or with an approved foreign broker or bank. If the Shares are held with a foreign broker or bank, then the Participant is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, the Participant must file a Form V (Erklaering V) with the Danish

Tax Administration. Both the Participant and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the Shares in the account. If the applicable broker or bank does not sign the Form V for any reason, the Participant is solely responsible for providing the necessary information to the Danish Tax Administration. By signing the Form V, the Participant authorizes the Danish Tax Administration to examine the account.
In addition, if the Participant opens a brokerage account or a deposit account with a U.S. bank, then because the account can hold cash, it will be treated as a deposit account. Therefore, the Participant must also file a Form K (Erklaering K) with the Danish Tax Administration. Both the Participant and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. The Danish Tax Administration may grant an exemption from the requirement for the broker or bank to sign the Form K. A request can be made as part of the Form K. If the applicable broker or bank does not sign the Form K for any reason, the Participant is solely responsible for providing the necessary information to the Danish Tax Administration. By signing the Form K, the Participant authorizes the Danish Tax Administration to examine the account.
If the Participant exercises the Option using cashless sell-all method of exercise, then a Form V will not be required because the Participant will not hold Shares.
DOMINICAN REPUBLIC
There are no country-specific provisions.
FINLAND
There are no country-specific provisions.
FRANCE
Terms and Conditions
Language Consent. By accepting the Option, the Participant confirms having read and understood the Agreement and the Program, including all terms and conditions included therein, that were provided in the English language. The Participant accepts the terms of these documents accordingly.
En acceptant l'Option, vous confirmez avoir lu et compris ce Contrat et le Program, inclutant tous leur termes et conditions, qui lui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.
Notifications
Foreign Asset and Account Reporting. If the Participant holds cash or Shares outside of France, he or she must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) on an annual basis on form No. 3916, together with their income tax return. Failure to complete this reporting triggers penalties for a French resident Participant. Further, the Participant with foreign account balances exceeding €1,000,000 may have additional monthly reporting obligations. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant makes or receives a cross-border payment in excess of €12,500 (e.g., proceeds from the sale of Shares acquired under the Program), he or she must report the payment to the German Federal Bank electronically using the “General Statistics Reporting Portal” available via the Bank’s website (www.bundesbank.de).
GREECE
There are no country-specific provisions.
HONG KONG
Terms and Conditions
Share Sale Restriction. Shares received at exercise are accepted as a personal investment. In the event that the Option is exercised and Shares are issued to the Participant (or his or her heirs) within six months of the Date of Grant, the Participant (or his or her heirs) agree that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Date of Grant.
Notifications
Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of this document, he or she should obtain independent professional advice. Neither the grant of the Option nor the issuance of Shares upon exercise of the Option constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries. The Agreement, including the Appendices, the Program and other incidental communication materials distributed in connection with the Option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person.
Nature of Scheme. The Company specifically intends that the Program will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
INDIA
Terms and Conditions
Method of Exercise. The following provision supplements Section 8 of the Agreement:
The Participant will not be permitted to pay the Option Price through a cashless sell-to-cover method of exercise, whereby the Participant issues instructions to his or her broker to exercise the Option and to effect the immediate sale of the number of Shares necessary to cover the aggregate Option Price payable for the purchased Shares, plus applicable Tax-Related Items and brokerage fees, if any, and remit the remaining Shares to the Participant.
Depending on the development of local laws or the Participant’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cashless sell-to-cover exercise, or any other method of exercise and payment of Tax‑Related Items permitted under the Program.
Notifications
Exchange Control Information. The Participant understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Program to India within 90 days of receipt. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Account and Asset Reporting. The Participant is required to declare any foreign bank accounts and assets (including Shares acquired under the Program) on his or her annual tax return. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.
IRELAND
Notifications
Director Notification. If the Participant is a director, shadow director or secretary of an Irish Subsidiary of the Company, then the Participant is subject to certain notification requirements under Section 53 of the Companies Act. Among these requirements is an obligation to notify the Irish Subsidiary in writing within five (5) business days when the Participant receives an interest (e.g., Options, Shares) in the Company and the number and class of shares or rights to which the interest relates. In addition, the Participant must notify the Irish Subsidiary within five (5) business days when the Participant sells Shares acquired under the Program. This notification requirement also applies to any rights or Shares acquired by the Participant’s spouse or children (under the age of 18).
ITALY
Terms and Conditions
Method of Exercise. The following provision supplements Section 8 of the Agreement:
Due to Italian financial services law restrictions, the Participant understands that he or she will be restricted to the cashless sell-all method of exercise pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less any broker’s fees or commissions and Tax-Related Items, will be remitted to the Participant. The Participant will not be permitted to hold Shares after exercise. The Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit other methods of exercise and payment permitted under the Program should Italian financial services law restrictions change.
Data Privacy. This provision replaces in its entirety Section 16 of the Agreement:
Data Privacy Notice. The Participant understands that the Employer and/or the Company holds certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, national insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor (“Data”), for the purpose of implementing, administering and managing the Program. The Participant is aware that providing the Company with his or her Data is necessary for the performance of the Agreement and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect his or her ability to participate in the Program.
The Controller of personal data processing is Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, U.S.A., and, pursuant to D.lgs 196/2003, its representative in Italy is Marianna Lupo with registered office at Edwards Lifesciences Italia SpA Via Patecchio, 4, 20141 Milan Italy. The Participant understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Program, including any transfer required to a broker or other third party with whom cash from the sale of Shares acquired pursuant to this Option may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in the Participant’s country, or elsewhere, including outside of the European Union and the recipient’s country may have different data privacy laws and protections than his or her country. The processing activity, including the transfer of the Participant’s personal data abroad, out of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Program. The Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.
The Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage his or her participation in the Program. The Participant understands that, pursuant to art 7 of D.lgs 196/2003, the Participant has the right, including but not limited to, access, delete, update, request the rectification of his or her Data and cease, for legitimate reasons, the Data processing. Furthermore, the Participant is aware that his or her Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s local human resources representative.
Grant Terms Acknowledgment. By accepting the Option, the Participant acknowledges that the Participant has received a copy of the Program and the Agreement and has reviewed the Program and the Agreement, including the Appendices, in their entirety and fully understands and accepts all provisions of the Program and the Agreement, including the Appendices. The Participant further acknowledges having read and specifically approves the following sections of the Agreement: Section 9 (Responsibility for Taxes), Section 13 (Miscellaneous), Section 14 (Nature of Grant), Section 19 (Governing Law and Venue), Section 25 (Imposition of Other Requirements), and the Data Privacy provision contained in this Non-U.S. Countries Additional Terms Appendix.
Notifications
Foreign Asset and Account Reporting. The Participant is required to report in the Participant’s annual tax return (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return) any investments or assets (including Shares or proceeds from the sale of Shares acquired under the Program) held outside of Italy if the investment or asset may give rise to income in Italy.
JAPAN
Notifications
Foreign Asset and Account Reporting. If the Participant holds assets outside of Japan with a value exceeding €50,000,000 (as of December 31 each year), he or she is required to comply annual tax reporting obligations with respect to such assets. The Participant is advised to consult with his or her personal tax advisor to ensure that he or she is properly complying with applicable reporting obligations.
KOREA
Notifications
Exchange Control Information. To remit funds out of Korea to exercise the Option by means of a cash exercise method, the Participant must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure, (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). The Participant likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance. If the Participant receives US$500,000 or more from the sale of Shares in a single transaction, Korean exchange control laws require the Participant to repatriate the proceeds to Korea within 18 months of the sale.
Foreign Asset and Account Reporting. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) they hold in any foreign country that does not enter into an “inter-governmental agreement for automatic exchange of tax information” with Korea, to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end date during a calendar year. Korean residents should consult their personal tax advisor to determine their personal reporting obligations.

MEXICO
Terms and Conditions
Labor Law Acknowledgement. In accepting the Option, the Participant expressly recognizes that the Company with registered offices at One Edwards Way, Irvine, California 92614, U.S.A., is solely responsible for the administration of the Program and that his or her participation in the Program and acquisition of Shares does not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Program on a wholly commercial basis and his or her sole Employer is Edwards Lifesciences México S.A. de C.V. (“Edwards Mexico”) with registered offices at Av. Santa Fé 505 - Oficina 203, Col. Cruz Manca Santa Fé, Cuajimalpa, México D.F. C.P. 05349. Based on the foregoing, the Participant expressly recognizes that the Program and the benefits that the Participant may derive from participating in the Program do not establish any rights between the Participant and the Employer, Edwards Mexico, and do not form part of the employment conditions and/or benefits provided by Edwards Mexico and any modification of the Program or its termination shall not constitute a change or impairment of the terms and conditions of his or her employment.
The Participant further understands that his or her participation in the Program is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Program or the benefits derived under the Program, and the Participant therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política
Al aceptar el Opción, usted expresamente recononce que la Compañía y sus oficinas registradas en One Edwards Way, Irvine, California 92614, U.S.A., es el único responsable de la administración del Program y que su participación en el mismo y la compra de Acciones no constituye de ninguna manera una relación laboral entre usted y la Compañía, toda vez que su participación en el Program deriva únicamente de una relación comercial con Edwards Lifesciences México S.A. de C.V. («Edwards México») y sus oficinas registradas en Av. Santa Fé 505 - Oficina 203, Col. Cruz Manca Santa Fé, Cuajimalpa, México D.F. C.P. 05349, Derivado de lo anterior, usted expresamente reconoce que el Program y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre usted y su Empleador, Edwards México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Edwards México, y expresamente usted reconoce que cualquier modificación al Program o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de sus condiciones de trabajo.
Asimismo, usted entiende que su participación en el Program es el resultado de una decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar su participación en cualquier momento, sin ninguna responsabilidad hacia usted.
Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Program o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total finiquito a la Compañía, sus afiliadas, sucursales, oficinas de representación, accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
NETHERLANDS
Terms and Conditions

Labor Law Acknowledgment. By accepting the Option, the Participant acknowledges that: (i) the Option is intended as an incentive to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the Option is not intended to replace any pension rights or compensation.
Data Privacy. This provision replaces in its entirety Section 16 of the Agreement:
The Participant understands that the Employer, the Company and any Subsidiary or affiliate may hold certain personal information about him or her, including, without limitation, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares or directorships held in the Company or Subsidiary, details of all Options, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering his or her participation in the Program.
The Participant also understands that providing the Company with the Data is necessary for the performance of the Program and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect his or her ability to participate in the Program, but will not adversely affect his or her employment status or service or career with the Employer.
The Controller of the processing activities under the Program is Edwards Lifesciences Corporation with registered offices at One Edwards Way, Irvine, California 92614, U.S.A., and its representative in the Netherlands is Edwards Lifesciences B.V. or BMEYE BV, depending on the Participant's Employer, with registered offices at Verlengde Poolseweg 16, 4818 CL Breda, The Netherlands, and Hoogoorddreef 60, 1101 BE Amsterdam, The Netherlands, respectively.
The Participant understands that the Data will be transferred to the broker designated by the Company or such other stock plan service provider as may be selected in the future, or other third parties involved in the implementation, management and administration of the Program. These service providers only act upon the explicit instructions of the Controller and do not process the Data for any other purpose. In addition, the Company has ensured that these service providers have appropriate technical and organizational security measures in place to guarantee an adequate level of protection. Likewise, as part of the processing operations, the Company will from time to time need to make some of the Data available to judicial and regulatory authorities (including the tax authorities), and to the Company’s accountants, auditors, lawyers and other outside professional advisers, to implement, administer and manage the Participant’s participation in the Program. The Participant understands that the recipients of the Data may be located in the United States or elsewhere and that the recipients’ country (e.g., the United States) may not have or have different data privacy laws and protection than the Participant’s country. When appropriate, the Controller will take the appropriate steps to guarantee an adequate level of protection similar to the level of protection of the Participant’s country.
The Controller will take steps to ensure the Data is accurate and up to date. From time to time the Participant will be requested to review and update the Data. The Data will only be held for as long as it is appropriate for the implementation, administration and management of the Participant’s participation in the Program. The Participant understands that he or she has the right to, without limitation, access, delete, update, correct, or block the Data processing.
In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the local human resources representative.
NEW ZEALAND
There are no country-specific provisions.
NORWAY
There are no country-specific provisions.

POLAND
Notifications
Foreign Asset and Account Reporting. Polish residents holding foreign securities (including Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances (when combined with all other assets held abroad) exceeds PLN 7 million. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.
Exchange Control Information. If a Polish resident transfers funds in excess of €15,000 into or out of Poland, the funds must be transferred via a Polish bank account or financial institution. Polish residents are required to retain the documents connected with a foreign exchange transaction for a period of five years measured from the end of the year in which the relevant transaction occurred.
PORTUGAL
Terms and Conditions
English Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepts and agrees with the terms and conditions established in the Program and the Agreement.
Consentimento de Lingua Inglesa.  O beneficiário pelo presente declara expressamente que tem pleno conhecimento da língua Inglesa e que leu, compreendeu e totalmente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.
Notifications
Exchange Control Information. Residents of Portugal who acquire Shares under the Program may be required to file a report with the Portuguese Central Bank for statistical purposes (unless the Participant arranges to have the Shares deposited with a Portuguese financial intermediary, in which case the intermediary will file the report).
PUERTO RICO
There are no country-specific provisions.
SINGAPORE
Notifications
Securities Law Notification. The Option was granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). Neither the Agreement nor the Program have been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that his or her Option is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale of the Shares in Singapore, or any offer of such subsequent sale of the Shares underlying the Option unless such sale or offer in Singapore is made (i) after six months from the Date of Grant, or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
Chief Executive Officer and Director Notification. If the Participant is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singapore Subsidiary or other related company in Singapore, then the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when the Participant receives an interest

(e.g., Options, Shares) in the Company or any related company. In addition, the Participant must notify the Singapore Subsidiary when he or she sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Program). These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two (2) business days of becoming the CEO/a director.
SOUTH AFRICA
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 9 of the Agreement:
By accepting the Option, the Participant agrees that, immediately upon exercise of the Option, he or she will notify the Employer of the amount of any gain realized. If the Participant fails to advise the Employer of the gain realized upon exercise, the Participant may be liable for a fine. The Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.
Notifications
Tax Clearance Certificate for Cash Exercises. If the Participant exercises the Option using a cash exercise method, he or she must obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Participant must renew this Tax Clearance Certificate every twelve months, or such other period as may be required by the SARS. If the Participant exercises the Option by a cashless exercise method whereby no funds are remitted out of South Africa, no Tax Clearance Certificate is required.
Exchange Control Information. To participate in the Program, the Participant must comply with exchange control regulations and rulings in South Africa and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws. Because the Exchange Control Regulations change frequently and without notice, the Participant understands that he or she should consult a legal advisor prior to the purchase or sale of Shares under the Program to ensure compliance with current regulations.
Under current South African exchange control regulations, the Participant may annually invest a maximum of ZAR4,000,000 in offshore investments, including in Shares. It is the Participant’s responsibility to ensure that he or she does not exceed this limit. Please note that this is a cumulative allowance; therefore, the Participant’s ability to remit funds for the purchase of shares will be reduced if his or her foreign investment limit is utilized to make a transfer of funds offshore that is unrelated to the Program. If the Participant wishes to exercise the Option through a cash purchase exercise and the ZAR4,000,000 limit will be exceeded upon the exercise of the option, the Participant may still transfer funds for payment of the Shares provided that he or she immediately sells the Shares and repatriates the full proceeds to South Africa. There is no repatriation requirement on the sale proceeds if the ZAR4,000,000 limit is not exceeded. If the Participant exercises the Option using a cashless exercise method, the value of the Shares thus purchased will not be counted against the Participant’s lifetime offshore investment allowance.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 14 of the Agreement:
In accepting the Option, the Participant consents to participate in the Program and acknowledges that the Participant has received a copy of the Program.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock options under the Program to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary. Consequently, the Participant understands that the Option is granted on the assumption and condition that the Option and any Shares acquired upon exercise of the Option are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the Option would not be granted to him or her but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.
Further, this Option is a conditional right to Shares and can be forfeited in the case of, or affected by, the Participant’s termination of employment. This will be the case, for example, even if (1) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates employment due to a change of work location, duties or any other employment or contractual condition; (4) the Participant terminates employment due to unilateral breach of contract of the Company or any of its Subsidiaries; or (5) the Participant’s employment terminates for any other reason whatsoever, except for Cause. Consequently, upon termination of the Participant’s employment for any of the reasons set forth above, the Participant may automatically lose any rights to the unvested Options granted to the Participant as of the date of his or her termination of employment, as described in the Program and the Agreement.
Notifications
Foreign Asset and Account Reporting. To the extent that Spanish residents hold rights or assets (e.g., Shares, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, such residents are required to report information on such rights and assets on their tax return for such year. Shares constitute securities for purposes of this requirement, but the Options (regardless of vesting status) are not considered assets or rights for purposes of this requirement.
If applicable, Spanish residents must report the assets or rights on Form 720 by no later than March 31 following the end of the relevant year. After such assets or rights are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets or rights increases by more than €20,000. Failure to comply with this reporting requirement may result in penalties.
Spanish residents are also required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts, if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000. More frequent reporting is required if such transaction value or account balance exceeds €1,000,000.
Spanish residents should consult with their personal tax and legal advisors to ensure compliance with their personal reporting obligations.
Exchange Control Information. The Participant must declare the acquisition of Shares to the Dirección General de Política Comercial e Inversiones (“DGCI”) of the Ministry of Economy and Competitiveness for statistical purposes. The Participant must also declare the ownership of any Shares with the Directorate of Foreign Transactions, on Form D-6, each January while the Shares are owned. In addition, the sale of Shares must be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,501,530), in which case, the filing is due within one month after the sale.
Securities Law Notification. The grant of Options and the Shares issued pursuant to the exercise of the Option are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.

SWEDEN
There are no country specific provisions.
SWITZERLAND
Notifications
Securities Law Notification. The Option offered is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Option constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Option may be publicly distributed nor otherwise made publicly available in Switzerland.
TAIWAN
Notifications
Securities Law Notification. The offer of participation in the Program is made only to employees of the Company and its Subsidiaries. The offer of participation in the Program is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
If the transaction amount is US$500,000 or more, the Participant may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Notifications
Exchange Control Information. If the Participant remits funds out of Thailand to purchase Shares, it is the Participant’s responsibility to comply with any applicable exchange control laws. Under current exchange control regulations, the Participant may remit funds out of Thailand up to US$1,000,000 per year to purchase Shares (and otherwise invest in securities abroad) by submitting an application to an authorized agent, (i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency). The application includes the Foreign Exchange Transaction Form, a letter describing the Option, a copy of the Program and related documents, and evidence showing the nexus between the Corporation and the Employer.
In addition, Thai resident Participants realizing US$50,000 or more in a single transaction from the sale of Shares must immediately repatriate the proceeds from the sale of Shares to Thailand and convert the funds to Thai Baht or deposit the proceeds into a foreign currency account opened with any commercial bank in Thailand within 360 days of repatriation. If the repatriated amount is US$50,000 or more, the Participant must report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.
TURKEY
Notifications
Securities Law Information. Turkish residents are not permitted to sell Shares acquired under the Program in Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “EW” and the Shares may be sold through this exchange.

Exchange Control Information. In certain circumstances, Turkish residents are permitted to sell shares traded on a non-Turkish stock exchange only through a financial intermediary licensed in Turkey. Therefore, Turkish residents may be required to appoint a Turkish broker to assist with the sale of the Shares acquired under the Program. Turkish residents should consult their personal legal advisor before selling any Shares acquired under the Program to confirm the applicability of this requirement.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following supplements Section 9 of the Agreement:
If payment or withholding of the income tax due is not made within ninety (90) days after the end of the U.K. tax year in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax liability shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 9 of the Agreement.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant shall not be eligible for a loan from the Company to cover the Tax-Related Items. In the event that the Participant is a director or executive officer and Tax-Related Items are not collected from or paid by the Participant by the Due Date, the amount of any uncollected tax liability will constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) will be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit, which may be recovered by the Company or the Employer at any time thereafter by any of the means referred to in the Agreement.

ADDITIONAL DEFINED TERMS APPENDIX
When used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
“Cause” shall mean the occurrence of any one or more of the following (provided that the determination of whether “Cause” exists at any time prior to the occurrence of a Change in Control shall be determined solely by the Company, in the exercise of the Company’s good faith and reasonable judgment, and any such determination shall be final and binding upon the parties):

(a)
A continuing material breach by the Participant of the duties and responsibilities of the Participant, which duties shall not differ in any material respect from the duties and responsibilities during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to a physical or mental condition or illness), which breach is demonstrably willful and deliberate on the Participant’s part, is committed in bad faith and without a reasonable belief that such a breach is in the best interests of the Company; or

(b)	The Participant has engaged in conduct that is willfully, demonstrably and materially injurious to the Company, monetarily or otherwise; or

(c)
The Participant is convicted of, or pled guilty or nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction) that adversely affects the reputation of the Participant or the Company;

provided, that no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.
“Change in Control” of the Company shall mean the first to occur of any one of the following events after the Date of Grant set forth on the Statement:

(a)
Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended) (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)
During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in (a), (c), or (d) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(c)
The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(d)
The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following conditions during the Protected Period:

(a)
The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee, executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities, other than an insubstantial or inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(b)
The Company’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location of the Participant’s principal job location or office immediately prior to such change, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations;

(c)	A reduction by the Company of the Participant’s base salary or base rate of compensation, as applicable; or

(d)
The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Participant participates, unless the Participant is permitted to participate in other plans that provide the Participant with substantially comparable benefits; or the failure by the Company to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants;

provided, however, that any such condition shall not constitute “Good Reason” unless the following requirements are satisfied: (x) the Participant provides the Company the written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by the Participation for Good Reason within sixty (60) days following the initial existence of the event giving rise to the condition claimed to constitute “Good Reason,” (y) the Company fails to remedy such condition within thirty (30) days after receiving such notice (the “Cure Period”), and (z) the Participant resigns in writing from his or her employment, citing failure to remedy the condition giving rise to Good Reason, within thirty (30) days following the expiration of such thirty (30) day cure period.
The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.
“Protected Period” means, with respect to a Change in Control, the period commencing the date that is six (6) months prior to the date of such Change in Control and ending on the date that is twenty four (24) months following such Change in Control.